Exhibit 3.2.11

SECOND AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT OF

MOBILE STORAGE GROUP (TEXAS), L.P.

A TEXAS LIMITED PARTNERSHIP

(as of December 14, 2015)

THIS AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT (the “Agreement”) is made and entered into as of December 13, 2003 (the “Effective Date”), by and among Mobile Storage Group, Inc., a California corporation (“MSGI”), and as the general partner (the “General Partner”), and MSG Investments, Inc., a California corporation (“MSG Investments”), as the limited partner (the “Limited Partner”). MSGI and MSG Investments are sometimes herein referred to as individually as a “Partner” and collectively as the “Partners.”

RECITALS

A. MSGI is a provider of portable storage solutions with a rental fleet that includes portable storage containers, over-the-road trailers and portable office units located in Texas listed on Exhibit A attached hereto (collectively, the “Texas Assets”).

B. MSGI desires to contribute Texas Assets to the Partnership (as defined below).

C. MSGI and MSG Investments entered into that certain Limited Partnership Agreement dated as of July 15, 2003.

D. MSGI and MSG Investments desire to amend and restate this Agreement to establish their rights and responsibilities.

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, and the mutual promises contained herein, the parties hereto agree as follows:

ARTICLE I

FORMATION, PURPOSES, DURATION

Section 1.1 Formation and Name.

1.1.1 Formation. The parties hereto hereby enter into and form a limited partnership (the “Partnership”) pursuant to the Texas Revised Limited Partnership Act, Tex. Rev. Civ. Stat. Article 6132a-1, et seq. (the “Act”) for the limited purposes and scope set forth in this

Agreement. The Partnership shall at all times be governed by the Act, except to the extent expressly provided herein to the contrary.

1.1.2 Name. The name of the Partnership shall be “Mobile Storage Group (Texas), L.P.” Except as may be approved by the General Partner, the business of the Partnership shall be conducted solely under such name and all assets of the Partnership shall be held under such name.

1.1.3 Fictitious Business Name Certificate. The General Partner shall execute a Certificate of Limited Partnership for the Partnership (the “Certificate”) and shall file it with the Secretary of State of the State of Texas and, at the option of the General Partner, record it in each country in which the Partnership shall own real property or an interest therein. The General Partner shall execute and record or file any other statements or certificates required by law or advantageous for conducting the business of the Partnership.

1.1.4 Other Act/Filings. The Partners shall from time to time execute or cause to be executed at such certificates and other documents, and do or cause to be done all such filings, recordings, publishings and other acts, as are necessary to comply with the requirements of law for the formation and operation of the Partnership in all jurisdictions in which the Partnership is authorized to conduct business.

Section 1.2 Purposes and Scope of the Partnership. The purpose of the Partnership is to conduct any lawful business, purpose or activity, except as prohibited by the Act.

Section 1.3 Scope of Partners’ Authority. Except as otherwise expressly and specifically provided in this Agreement, no Partner shall have any authority to bind or act for, or assume any obligations or responsibility on behalf of, the Partnership. Nothing herein contained shall be considered to constitute a Partner as the agent of any other Partner, except as specifically authorized and provided for herein.

Section 1.4 Principal Place of Business. The principal place of business of the Partnership shall be located at the offices of the General Partner, 2900 East Airport Way, Irving, Texas 75062, or at such other location as may be approved by the General Partner from time to time. All notices to the Partnership shall also be provided to the General Partner at the address set forth in Section 10.2.

Section 1.5 Term. The term of the Partnership shall commence as of the Effective Date and shall continue, unless sooner terminated in accordance with other provisions of this Agreement until the Partners agree to its termination. No Partner shall have the right and each Partner hereby agrees not to withdraw from the Partnership nor to dissolve, terminate or liquidate, or to petition a court for the dissolution, termination or liquidation of the Partnership, except as expressly permitted in this Agreement or approved by the Partners, and no Partner at any time shall have the right to petition or to take any action to subject the Property, the Project or any part thereof or the Partnership assets or any part thereof to the authority of any court of bankruptcy, insolvency, receivership or similar proceeding. The Partners irrevocably waive during the term of the Partnership and during the period of its liquidation following any dissolution, any right that they may have to maintain any action for partition with respect to any asset of the Partnership.

Section 1.6 Tax Matters Partner. The General Partner shall be the Tax Matters Partner for the Partnership.

Section 1.7 Definitions. For ease of reference, a list of all defined terms used in this Agreement and the exhibits and schedules hereto, together with the respective Sections of this Agreement in which such terms are defined, is attached hereto as Exhibit A.

ARTICLE II

CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS

Section 2.1 Percentage Interests and Capital Accounts.

2.1.1 Percentage Interests. The Partners shall have the following undivided percentage interests in the Partnership (individually a “Percentage Interest” and collectively “Percentage Interests”):

MSGI	99%
MSG Investments	1%
100%

2.1.2 Adjustments. No adjustment to the Percentage Interest of any Partner shall be made except as a result of a transfer of a Partner’s Partnership interest or a portion thereof pursuant to Article VII or IX hereof.

2.2.3 Capital Accounts Defined. As used herein, the term “Capital Account” shall mean the capital account of each Partner in the Partnership maintained in accordance with Section 2.4 below. The initial Capital Account balance of each Partner, after taking into account the amount of all contributions (including cash) contributed pursuant to Sections 2.2.1, 2.2.2 and 2.2.3, shall be as set forth in Exhibit B attached hereto.

Section 2.2 Initial Capital Contributions. Upon execution of this Agreement, MSGI shall cause to be conveyed to the Partnership the Texas Assets, all Permits and contract rights affecting the Texas Assets, and other rights related thereto, and any and all other agreements, contracts, documents or data relating to the Texas Assets, all of which shall be conveyed, transferred or assigned to the Partnership, by separate written instruments, in form and substance as required by MSGI, subject only to the Permitted Encumbrances and the Permitted Liabilities.

Section 2.3 Additional Capital Requirements.

2.3.1 General. If additional funds are required by the Partnership (“Excess Additional Capital Contribution Requirements”), the General Partner may give notice to the other Partners in the manner provided in Section 10.2. Such notice shall specify in reasonable detail the amount and purpose of any such additional capital requirement (the amount of any such inadequacy is hereinafter referred to as a “Shortfall”). The General Partner shall determine the method or methods by which the Partnership shall obtain the required funds. Such methods may include, without limitation, the making of additional capital contributions by the Partners or the borrowing of funds by the Partnership from the Partners or from third-party lenders.

2.3.2 Additional Capital Contributions. If the General Partner elects to require the Partners to fund the Shortfall through additional capital contributions, the General Partner shall send a second notice to the Partners requesting that each Partner make its respective additional capital contribution. Each Partner shall, within twenty (20) days after receipt of such notice from the General Partner, deliver to the General Partner for deposit in the Partnership’s bank account an additional capital contribution in an amount equal to such Partner’s share of the Shortfall, determined according to the Percentage Interests of the Partners, and the Capital Accounts of the Partners shall be credited and the obligations for which funds were required shall be satisfied.

2.3.3 Contribution Loans.

(a) In the event any Partner (the “Non-Contributing Partner”) fails to make any additional capital contribution required of it under a particular Capital Contribution Notice pursuant to Section 2.3.2 or 2.3.3 within the time specified in Sections 2.3.2 or 2.3.3, respectively, then the General Partner (the “Contributing Partner”) shall have the right, but not the obligation, to advance directly to the Partnership as a loan to the Non-Contributing Partner (“Contribution Loan”) the funds required form the Non-Contributing Partner as an Initial Cash Capital Contribution or under such Capital Contribution Notice.

(b) Notwithstanding any provision of this Agreement to the contrary, in the event the Contributing Partner does not elect to advance the full amount of the additional funds required from the Non-Contributing Partner, then the Contributing Partner shall be entitled to its sole discretion to (i) withdraw its corresponding additional capital contribution made pursuant to such Capital Contribution Notice (or withdraw its corresponding Initial Cash Capital Contribution) (ii) treat the failure of the Non-Contribution Partner to make the Initial Cash Capital Contribution or additional capital contribution in question as an Event of Default, or (iii) act under both clauses (i) and (ii) above.

2.3.4 Repayment through Distributions. In the event the Contributing Partner elects to make a Contribution Loan, then the Contribution Loan shall bear interest at a rate equal to the lesser of (a) the Prime Rate (as announced from time to time in The Wall Street Journal) plus four percent (4%) per annum, or (b) the maximum legal rate of interest then permitted under applicable law and, except as set forth in Section 2.3.3, shall be repaid out of any subsequent distributions made pursuant to this Agreement to which the Non-Contributing Partner for whose account the Contribution Loan was made would otherwise be entitled, which amounts shall be applied first to interest and then to principal, until the Contribution Loan is paid in full. If not sooner repaid, all Contribution Loans shall become immediately due and payable upon the dissolution and liquidation of the Partnership.

2.3.5 Remedies. In the event any Contribution Loan has not been repaid in full within ninety (90) days of the date the Contribution Loan is made, then, in addition to any other rights or remedies available to the Contributing Partner at law or in equity or pursuant to this Agreement, at any time thereafter the Contributing Partner may elect to proceed under any of subparagraphs (a) or (b) below.

(a) Unless and until the Contributing Partner has elected to proceed under subparagraph (b) below or has elected to pursue any other remedy available to it at law or in equity, such

Contributing Loan shall remain in place and shall bear interest and be repaid as provided in Section 2.3.4 above.

(b) The Contributing Partner may elect to make written demand upon the Non-Contributing Partner for payment in full of such Contribution Loan, including accrued interest. Upon failure of the Non-Contributing Partner to pay such Contribution Loan and interest in full within ten (10) days of such demand, the Contribution Partner may elect to treat such failure to pay as an Event of Default as provided in Section 8.2 hereof.

2.3.6 Other Partner Loan. If capital contribution to fund a Shortfall are not approved by the General Partner, and if loans from third parties to the Partnership are not available or not approved by the General Partner for such purposes, if any Partner does not advance funds as required under Sections 2.2 or 2.3.3, any Partner at its sole option may loan the amount of such required funds (or any portion thereof), as applicable, to the Partnership, which loan shall bear interest at the rate specified in Section 2.3.4.

Section 2.4 Adjustment to Capital Accounts. The Capital Account of each Partner shall be maintained strictly in accordance with the rules set forth in Section 1.7041(b)(2)(iv) of the Treasury Regulations. Subject to the preceding sentence, each Partner’s Capital Account shall be adjusted as follows:

2.4.1 Increases in Capital Accounts. The Capital Account of each Partner shall be increased by:

(a) the amount of money contributed by such Partner to the Partnership and the fair market value of any property contributed by such Partner to the Partnership (net of any liabilities secured by such contributed property that the Partnership is considered to assume to take subject to under Section 752 of the Internal Revenue Code of 1986, as amended (“Code”)); and

(b) the Profits allocated to such Partner and allocations to such Partner of other items of book income and gain, including income and gain exempt from tax and income and gain described in Treasury Regulations Sections 1.704-1(b)(2)(iv)(g), but excluding income and gain describing in Treasury Regulations Section 1.704-1(b)(4)(i).

2.4.2 Decreases in Capital Accounts. The Capital Account of each Partner shall be decreased by:

(a) the amount of money distributed to such Partner by the Partnership and the fair market value of property distributed to such Partner by the Partnership (net of liabilities secured by such distributed property that such Partner is considered to assume or take subject to under Code Section 752);

(b) allocations of expenditures of the Partnership of the type described in Code Section 705(a)(2)(B); and

(c) allocations of Loss and other items of book loss, including items of loss and deduction described in Treasury Regulations Section 1.704-1(b)(2) (iv)(g), but excluding items described in Treasury Regulations Section 1.704-1(b)(4)(i) or (iii).

2.4.3 Capital Account of Transferee. If any Partnership interest is transferred in accordance with Article VII, the transferee of such interest shall succeed to the Capital Account of the transferor to the extent it relates to the interest transferred, except as provided in Treasury Regulations Section 1.704-1(b).

2.4.4 Adjustment to Book Values of Assets. In the event the Book Values of Partnership assets are adjusted pursuant to Treasury Regulations Section 1.704-1(b), the Capital Accounts of the Partners shall be adjusted simultaneously to reflect the allocations of gain or loss that would be made to the Partners if there were a taxable disposition of the Partnership’s property for its fair market value.

2.4.5 Distribution in Kind. If any assets of the Partnership are to be distributed in kind, such assets shall be distributed on the basis of their fair market values after the Partners’ Capital Accounts have been adjusted to reflect the manner in which any unrealized gain and loss with respect to such assets (that have not been reflected in the Capital Accounts previously) would be allocated between the Partners if there were a taxable disposition of the Property for its fair market value.

2.4.6 Regulations Controlling. It is the intent of the Partners that the Capital Accounts be determined and maintained in accordance with the principles of Treasury Regulations Sections 1.704-1 and 1.704-2 at all times throughout the full term of the Partnership and this Section 2.4 shall be so interpreted and applied.

Section 2.5 Withdrawal of Capital. Except as otherwise provided therein, no portion of the capital of the Partnership may be withdrawn at any time without the Approval of the General Partner. Upon termination of the Partnership, the Partners’ capital shall be distributed pursuant to Section 8.5 hereof.

Section 2.6 No Third Party Rights. The right of the Partnership, the General or any Partner, as applicable, to require any additional contributions or payments by the Partners under the terms of this Agreement shall not be construed as conferring any rights or benefits to or upon any person or entity not a party to this Agreement, including, but not limited to, any tenant or purchaser of any part of the Property, or any creditor of the Partnership.

ARTICLE III

MANAGEMENT

Section 3.1 Powers and Responsibilities of the Partners.

3.1.1 Management by General Partner. The overall management and control of the business and affairs of the Partnership shall be vested in the General Partner in the manner described below. Except where expressly provided to the contrary in this Agreement, the General Partner shall have the full, exclusive and absolute right, power and authority to manage and control the Partnership and the property, assets and business thereof. The General Partner shall have all right, power and authority conferred upon it by law (except where expressly provided to the contrary in this Agreement) or under the provisions of this Agreement.

Section 3.2 Appointment and Replacement of Managing General Partner; Duties of Managing General Partner.

3.2.1 Appointment and Replacement of General Partner. The General Partner shall be designated pursuant to this Section 3.2.1. The affirmative vote or consent of holders of a majority of the Percentage Interests shall be sufficient to elect the General Partner. The General Partner may be removed at any time, for cause, by holders of a majority of the Percentage Interests; provided that no affirmative vote or consent of holders shall be required to elect the General Partner in the case of any General Partner that acquires its Partnership interest, either directly or indirectly, through (i) the sale, assignment, transfer, mortgage, charge or other encumbrance in connection with any Security Agreement or (ii) the enforcement of any remedy under any Security Agreement by any lender thereunder and, provided further, that upon any such actual sale, assignment, transfer, mortgage, charge or other encumbrance of any Partnership interest under the Security Agreement or foreclosure of any Partnership interest in connection with the enforcement of any remedy under the Security Agreement, the transferee of any such transfer shall be deemed to be the General Partner immediately thereafter.

3.2.2 Duties of General Partner. The General Partner shall conduct or cause to be conducted the ordinary and usual business and affairs of the Partnership in accordance with and as limited by this Agreement.

3.2.3 Authority of General Partner. The acts of the General Partner shall bind the Partners and the Partnership when within the scope of the General Partner’s authority.

3.2.4 Enumeration of Specific Duties of General Partner. The General Partner shall devote such time to the Partnership and its business as shall be reasonably necessary to conduct the business of the Partnership in an efficient manner and to carry out the General Partner’s responsibilities herein. Without limiting the generality of the foregoing, and subject to the provisions of Section 3.4 below, the General Partner shall have the right and duty to do so, accomplish and complete, for and on behalf of the Partnership within reasonable diligence and in a prompt and businesslike manner, all of the following:

(a) the General Partner shall execute and deliver leases and other legal documents necessary to carry out the business of the Partnership;

(b) the General Partner shall demand, receive, acknowledge and institute legal action for recovery of any and all rents, revenues, receipts and consideration due and payable to the Partnership, in accordance with prudent business practices;

(c) the General Partner shall keep all books of account and other records of the Partnership and deliver all reports in the manner provided in Article IV below;

(d) the General Partner shall maintain all funds of the Partnership in a Partnership bank account in the manner provided in Article IV below;

(e) the General Partner shall defend any claims, liens, demands, suits or legal proceedings made or instituted against the Partnership or the Partners by other parties arising out of the business of the Partnership, through legal counsel for the Partnership giving the Partners prompt notice of the receipt of any material claim, lien or demand or the commencement of any suit or legal proceeding and promptly providing the Partners all information relevant or necessary thereto;

(f) the General Partner shall retain or employ and coordinate the services of all employees, supervisors, architects, engineers, contractors, accountants, attorneys and other persons necessary or appropriate to carry out the business of the Partnership;

(g) the General Partner shall pay, or cause to be paid, prior to delinquency, all insurance premiums, debts and other obligations of the Partnership;

(h) the General Partner shall make distributions from the funds of the Partnership periodically to the Partners in accordance with the provisions of this Agreement;

(i) the General Partner shall operate, maintain and otherwise manage the Partnership in an efficient manner and at all times maintain an organization sufficient to enable it to carry out all of its duties, obligations and functions as General Partner under this Agreement; and

(j) the General Partner shall promptly comply with, or cause to be complied with, all present and future laws, ordinances, orders, rules, regulations and requirements of all federal, state and municipal governments, courts, departments, commissions, boards and officers or any other body exercising functions similar to those of any of the foregoing (collectively, “Laws”), and when in the opinion of the General Partner a reason exists to contest compliance with such Laws, the General Partner shall contest or assist the Partners in contesting the validity or application of any such Laws.

3.2.5 Hiring Employees. The General Partner shall have the authority to hire employees of the Partnership.

Section 3.3 Compensation of Partners. No payment will be made by the Partnership to any Partner or to any Affiliate thereof for any services performed for the Partnership by such Partner or any member, shareholder, director or employee of such Partner or any Affiliate of such Partner.

Section 3.4 Right to Terminate General Partner. Any Partner shall have the right to terminate MSGI as the General Partner by written notice to MSGI upon the voluntary or involuntary liquidation, winding up or dissolution of MSGI.

Section 3.5 Other Business Activities. Each of the Partners understands that the other Partners or their Affiliates may be interested, directly or indirectly, in various other businesses and undertakings not included in the Partnership. The Partners hereby agree that the creation of the Partnership and the assumption by each of the Partners of their duties hereunder shall be without prejudice to their rights (or the rights of their Affiliates) to have such other interests and activities and to receive and enjoy profits or compensation therefrom, and each Partner waives any rights it might otherwise have to share or participate in such other interests or activities of the other Partners or their Affiliates. Except as otherwise provided herein, the Partners and their Affiliates may engage in or possess any interest in any other business venture of any nature or description independently or with others and neither the Partnership nor the other Partners shall have any right by virtue of this Agreement in and to such venture or the income or profits derived therefrom.

ARTICLE IV

BOOKS AND RECORDS;

BANK ACCOUNTS; REPORTS

Section 4.1 Books and Records.

4.1.1 General. At all times during the term hereof, the General Partner, at its own expense, shall cause accurate books and records of account to be maintained in which shall be entered all matters relating to the Partnership, including all income, expenditures, assets and liabilities thereof.

4.1.2 Accrual Basis. Such books and records of account shall be maintained on an accrual basis in accordance with generally accepted accounting principles or tax accounting principles, as appropriate, and shall be adequate to provide each Partner with all financial and tax information as may be needed by each Partner or and Affiliate of each Partner for purposes of satisfying the financial and tax reporting obligation of each Partner or its Affiliates.

4.1.3 Information to Partners. Each Partner shall be entitled to any additional information prepared at the expense of the Partnership necessary for the Partner to adjust the financial basis statements, reports and information received by such Partner from the Partnership to such other tax basis as the Partner’s individual needs may dictate.

Section 4.2 Location and Rights of Inspection.

4.2.1 Location. The General Partner, at its own expense, shall keep, or cause to be kept, full and accurate records of all transactions of the Partnership, at the principal place of business of the Partnership as specified in Article I hereof, including, but not limited to, the following:

(a) A current list of the full name and last known business or residence address of each Partner, together with the amount of capital contributions, Capital Account and percentage share in Profits and Losses of each Partner.

(b) A copy of the Certificate and all amendments to the Statement.

(c) Copies of this Agreement and all amendments to this Agreement.

(d) Copies of the Partnership’s federal, state and local income tax or information returns and reports, if any, for the six (6) most recent tax years, as applicable.

(e) Financial statements of the Partnership for the six (6) most recent fiscal years, as applicable.

(f) The Partnership’s books and records as they relate to the internal affairs of the Partnership for at least the current and past three (3) fiscal years, as applicable.

4.2.2 Inspection of Records. Each Partner or such Partner’s duly authorized representative shall have the right, upon reasonable request, to do each of the following:

(a) Inspect and copy, upon paying the reasonable cost thereof, during normal business hours any of the Partnership records required to be maintained under Section 4.2.1; and

(b) Obtain from the General Partner, promptly after their becoming available, a copy of the Partnership’s federal, state and local income tax or information returns for each year.

The General Partner shall send to each Partner within ninety (90) days after the end of each tax year the information, consistent with the provisions of Section 4.1, necessary for each Partner to complete such Partner’s federal and state income tax or information returns and a copy of the Partnership’s federal, state and local income tax or information returns for the year.

Section 4.3 Fiscal Year. The tax and fiscal year of the Partnership shall end on December 31 of each year unless another fiscal year is required by the Code or the Treasury Regulations.

Section 4.4 Statements of Financial Condition. The General Partner shall prepare a statement of the financial condition of the Partnership as of the last day of each quarter of each fiscal year, and an income statement and statement of Cash Flow for each calendar month. Each statement of financial condition shall be prepared in accordance with generally accepted accounting principles and shall be certified to be true and correct to the best of the General Partner’s knowledge and belief. Copies shall be furnished to the other Partners within forty-five (45) days after the end of each quarter as to the statements of financial condition, or within thirty (30) days after the end of each calendar month as to the income statements and statements of Cash Flow. An annual statement of the financial condition of the Partnership an annual income statement and an annual statement of Cash Flow (unaudited) shall be furnished to each Partner within ninety (90) days after the close of the fiscal year. Such annual statements shall be certified to be true and correct to the best of the General Partner’s knowledge and belief.

Section 4.5 Audit. The Partnership shall, at the Partnership’s expense, engage a firm of independent certified public accountants which is approved by the General Partner. The initial accounting firm selected by the General Partner shall be either Ernst & Young LP or another national recognized firm of independent certified public accountants approved by the General Partner. The independent auditors shall at the end of each fiscal year (a) audit the records and accounts of the Partnership, (b) render their opinion on the statement of financial condition of the Partnership as of the end of each fiscal year and of the results of its operations, the changes in its financial condition and its income for each fiscal year, as prepared by the General Partner, and (c) render their opinion on the annual computations of Cash Flow for each fiscal year made by the General Partner and as to whether distributions thereof are in accordance with Section 5.1 of this Agreement.

Section 4.6 Bank Accounts. Funds of the Partnership shall be deposited in an account or accounts of a type, in form and name and in bank or banks approved by the General Partner. Withdrawals from bank accounts shall be made by agents or officers of the General Partner.

Section 4.7 Information from Partners. Each partner shall furnish to the Partnership in a timely manner such information as the Partnership may require to comply with its tax or other reporting requirements under federal, state, local or foreign law.

ARTICLE V

DISTRIBUTIONS; ALLOCATIONS OF PROFITS

AND LOSSES TO THE PARTNERS

Section 5.1 Distributions to Partners.

5.1.1 Definition of Cash Flow. “Cash Flow” shall be computed by the General Partner on a quarterly basis and shall consist of the gross cash receipts of the Partnership of any kind of description received during each calendar quarter, including not by way of limitation, the net proceeds received by the Partnership after deducting the following:

(a) all costs and expenses incurred in connection with the operations of the Partnership; and

(b) reserved cash to the extent of amounts approved by the General Partner.

5.1.2 Distribution of Cash Flow. Within thirty (30) days after the end of each calendar quarter, the General Partner shall distribute the entire Cash Flow available for distribution (as determined by the General Partner in accordance with Section 5.1.1). All distributions shall be made in accordance with:

(a) First, to each of the Partners an amount equal to its Unreturned Additional Capital (defined below) pro rata in accordance with the amounts of the Partners’ respective Unreturned Additional Capital.

(b) Second, to each of the Partners in amount equal to its Unreturned Initial Capital (defined below), pro rata in accordance with the amounts of the Partners’ respective Unreturned Initial Capital.

(c) Last, to each of the Partners in accordance with the Partners’ respective Percentage Interests.

“Unreturned Initial Capital” with respect to a Partner means, as of any date of calculation, the aggregate amount of initial Cash Capital Contributions contributed by such Partner pursuant to Sections 2.2.1, 2.2.2 or 2.2.3 (from the date such Initial Cash Capital Contributions are deposited in the Partnership account), reduced by all distributions to such Partner with respect to such initial capital contributions pursuant to Section 5.1.2(b).

“Unreturned Additional Capital” with respect to a Partner means, as of any date of calculation, the aggregate amount of additional capital contributions contributed by such Partner pursuant to Section 2.3 or treated as contributed under that Section pursuant to Section 2.3.4(b) (from the date such capital contributions are deposited in the Partnership account), reduced by all distributions to such Partner with respect to such additional capital contributions pursuant to Section 5.1.2(b).

5.1.3 Distributions in Liquidation. Notwithstanding Section 5.1.2, distributions made in connection with the liquidation of the Partnership or of any Partner’s interest in the Partnership (liquidation for this purpose to have the meaning set forth in Treasury Regulations Section 1.704-1(b)), shall be made to all Partners whose interests are being liquidated in accordance with their positive Capital Account balances (after taking into account to any adjustments for the Partnership taxable year during which such liquidation occurs and after adjusting to reflect allocations that would be made if there were a taxable disposition of the Partnership’s property for its fair market value). Notwithstanding the foregoing, the General Partner may retain (on a proportional basis) from the liquidating distributions reasonable amounts for reserves or for contingent liabilities, provided such amounts are distributed as soon as is practicable. The timing and method of such distributions shall comply with Treasury Regulations Section 1.704-1(b) or any similar regulations promulgated in the future, or if no such regulations apply, as soon as possible. The distributions set forth in this Section 5.1.3 comply with the requirement of Treasury Regulations Section 1.704-1(b)(ii)(b)(2) that liquidating distributions be made in accordance with positive Capital Accounts. It is intended that such distributions will result in the Partners receiving aggregate distributions equal to the amount of distributions that would have been received if the liquidating distribution were made pursuant to Section 5.1.3. However, if the balanced in the Capital Accounts do not result in such intention being satisfied, items of income, gain, loss, deduction and credit will be reallocated among the Partners to as to cause the balances in the Capital Accounts to be in the amount necessary so that such result is achieved.

5.1.4 Withholding. As of the date hereof, each Partner represents that it is not subject to withholding pursuant to the Code with respect to allocations or distributions made under this Agreement. However, should any Partner (or its Transferee) be subject to any such withholding pursuant to the Code or any other provision of law after the date hereof, the Partnership shall withhold all amounts otherwise distributable to such Partner (or Transferee) as shall be required by law and any amounts so withheld shall be deemed to have been distributed to such Partner (or Transferee) under this Agreement. If any sums are withheld pursuant to this provision, the Partnership shall remit the sums so withheld to and file the required forms with the Internal Revenue Service (“IRS”), or other applicable government agency and, in the event of any claimed over-withholding, a Partner (or Transferee) shall be limited to an action against the IRS, or other applicable government agency for refund and hereby waives any claim or right of action against the Partnership on account of such withholding. Furthermore, if the amounts required to be withheld exceed the amounts which would otherwise have been distributed to such Partner (or Transferee), such Partner (or Transferee) shall pay any deficiency to the Partnership with ten (10) days of notice from the General Partner. If such deficiency is not paid within such time, any unpaid amounts shall be considered a demand loan from the Partnership to such Partner (or Transferee), with interest at a rate equal to the lesser of (a) the Prime Rate (as announced from time to time in The Wall Street Journal) per annum, or (b) the maximum legal rate of interest then permitted, which interest shall be treated as an item of Partnership income, until discharged by such Partner (or Transferee) by repayment. Such demand loan shall be repaid, without prejudice to other remedies at law or in equity that the Partnership may have, out of distributions to which the debtor Partner (or Transferee) would otherwise be subsequently entitled under this Agreement.

Section 5.2 Allocations of Profits and Losses to Partners.

5.2.1 Allocation of Profit. Profit for each taxable year shall be allocated as follows:

(a) First, to each Partner with a deficient Adjusted Balance in proportion to all such deficits until no Partner has a deficit Adjusted Balance;

(b) Second, to the Partners in proportion to the amounts by which their respective Adjusted Balances are less than their respective Unreturned Additional Capital until each Partner’s Adjusted Balance is equal to such sum;

(c) Third, to the Partners in proportion to the amounts by which their respective Adjusted Balances are less than the sum of their respective Unreturned Additional Capital plus Unpaid Initial Return until each Partner’s Adjusted Balance is equal to such sum;

(d) Thereafter, to the Partners in such amounts and proportions as shall cause the respective Adjusted Balances of the Partners to be in proportion to their respective Percentage Interests.

5.2.2 Allocation of Loss. Loss (as defined in Section 5.3, below) for each taxable year shall be allocated as follows:

(a) First, to the Partners to adjust their Adjusted Balances progressively as necessary to preserve the priorities of such balances described in Section 5.2.1(a) through (d) above, until the Adjusted Balances of the Partners have been reduced to zero; and

(b) Then, in accordance with the Partners’ respective Percentage Interest.

5.2.3 Minimum Gain Chargeback. In the event that there is a net decrease in the Minimum Gain of the Partnership during a taxable year of the Partnership, all Partners shall be allocated “book” income (including gross income, if necessary) and gain for that taxable year (and, if necessary, subsequent years) in the amount an in the proportions specified in Treasury Regulations Section 1.704-2(g). The allocation required by this Section 5.2.3 shall be made prior to any other allocation for such year. For purposes of this Section 5.2.3, Capital Accounts shall be decreased by the adjustments require by paragraphs (4), (5) and (6) of Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations. The Partners intend that the provisions set forth in this Section 5.2.3 shall constitute a “minimum gain chargeback” as described in Section 1.704-2(f) of the Treasury Regulations. Such section of the Treasury Regulations shall control in the case of any conflict between that section of the Treasury Regulations and this Section 5.2.3. In addition, the rules contained in Treasury Regulations Section 1.704-2(i) with respect to Minimum Gain attributable to “partner nonrecourse debt” and chargebacks of Minimum Gain attributable to “partner nonrecourse debt” shall control for purposes of this Agreement with respect to nonrecourse loans made by Partners. “Minimum gain attributed to partner nonrecourse debt” shall be defined as set forth in Section 1.704-2 of the Treasury Regulations.

5.2.4 Partner Nonrecourse Losses. All deductions, losses, and Section 705(a)(2)(B) expenditures of the Partnership, as the case may be (all computed for “book” purposes), that are treated under Section 1.704-2(i) of the Treasury Regulations as deductions, losses, an expenditures attributable to “partner nonrecourse debt” of the Partnership shall be allocated to the Partner or Partners bearing the risk of loss with respect to such liabilities in accordance with such Treasury Regulations.

Section 5.3 Profit and Loss. The Partnership’s “Profit” or “Loss” means, for each taxable year, the Partnership’s taxable income or taxable loss for such taxable year, as determined under Section 703(a) of the Code and Section 1.703-1 of the Treasury Regulations (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or taxable loss), but with the following adjustments:

(a) Any tax-exempt income, as described in Section 705(a)(1)(B) of the Code, realized by the Partnership during such taxable year shall be taken into account in computing such taxable income or taxable loss as if it were taxable income.

(b) Any expenditures or the Partnership described in Section 705(a)(2)(B) of the Code for such taxable year, including any items treated under Section 1.704-1(b)(2)(iv)(i) of the Treasury Regulations as items described in Section 705(a)(2)(B) of the Code, shall be taken into account in computing such taxable income or taxable loss as if they were deductible items.

(c) Any item of income, gain, loss or deduction that is required to be allocated specially to the Partners under Sections 5.2.3, 5.2.4 or 5.2.5 hereof shall not be taken into account in computing such taxable income or taxable loss.

(d) In lieu of the depreciation, amortization or other cost recovery deductions taken into account in computing such taxable income or loss, the Partnership shall compute such deductions based on the book value of Partnership property, in accordance with Treasury Regulations Sections 1.704-1(b)(2)(iv)(g)(3).

(e) Gain or loss is resulting from any disposition of Partnership property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the book value of the property disposed of (as adjusted for “book” depreciation computed in accordance with Treasury Regulations Section 1.7041(b)(2)(iv)(g)(3)), notwithstanding that the adjusted tax basis of such property differs from its book value.

If the Partnership’s taxable income or taxable loss for such taxable year, as adjusted in the manner provided in subparagraphs (a) through (e) above, is a positive amount, such amount shall be the Partnership’s Profit for such taxable year; and if negative, such amount shall be the Partnership’s Loss for such taxable year. “Book value” means, as of any particular date, the value at which any asset of the Partnership is properly reflected on the books of the Partnership as of such date in accordance with the provisions of Section 1.704-1(b) of the Treasury Regulations. The book value of all Partnership assets may, at the election of the General Partner, be adjusted to equal their respective gross fair market values, as determined by independent appraisal as of the following time: (A) the acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more that a de minimis capital contribution; (B) the distribution by the Partnership to a Partner of more than a de minimis amount of money or Partnership property other than money as consideration for an interest in the Partnership; (C) the liquidation of any Partner’s interest in the Partnership; and (D) the termination of the Partnership for federal income tax purposes pursuant to Section 708(b)(1)(B) of the Code.

Section 5.4 Adjusted Balance. “Adjusted Balance” shall mean for each Partner, the balance in such Partner’s Capital Account increased by such Partner’s share of Partnership Minimum Gain and minimum gain attributable to partner nonrecourse debt. Each Partner’s share of such items shall be determined pursuant to Treasury Regulations Section 1.704-2. For purposes of computing the Adjusted Balances under Section 5.2, each dollar of income, gain or loss shall be treated as containing a proportionate share of each item of nonrecourse deductions of the Partnership (as defined and determined under Treasury Regulations Section 1.704-2) for such year, and in allocating each dollar of income, gain or loss, any items of nonrecourse deduction allocated with respect to such dollar income, gain or loss shall be added to the Adjusted Balances of the Partners to whom such allocations are made prior to determining the next dollar of income, gain or loss to be allocated.

Section 5.5 Allocation of Certain Tax Items. As stated in Treasury Regulations Section 1.704-1(b)(4)(i), when any property of the Partnership is reflected in the Capital Accounts of the Partners and on the books of the Partnership at a book value that differs from the adjusted tax basis of such property, then certain book items with respect to such property will differ from certain tax items with respect to that property. Since the Capital Accounts of the Partners are required to be adjusted solely for allocation of the book items, the Partners’ shares of the corresponding tax items are not independently reflected by adjustments to the Capital Accounts. These tax items must be shared among the Partners in a manner that takes account of the variation between the adjusted tax basis of the applicable property and its book value in the same manner as variations between the adjusted tax basis and fair market value of property contributed to the Partnership are taken into account in determining the Partners’ share of tax items under Code Section 704(c). In making allocations of tax items of the Partnership, the Partnership shall comply with the foregoing principles.

ARTICLE VI

INCOME TAX RETURNS, TAX ACCOUNTING, TAX ELECTIONS

Section 6.1 Preparations of Tax Returns. Federal, state and local income tax returns of the Partnership shall be prepared by the General Partner and reviewed by the independent auditor at Partnership expense. Copies of all tax returns of the Partnership shall be furnished for review and approval by the Partners at lease thirty (30) days prior to the statutory date for filing, including extensions thereof, if any. If the Partners shall fail to approve any such return, an application for extension of time to file shall be timely filed by the General Partner.

Section 6.2 Section 754 Election. The Partnership shall, if requested by either General Partner, make the election under Section 754 of the Code.

Section 6.3 Tax Decisions Not Specified. Federal, state, local, foreign and other tax decisions and elections for the Partnership not expressly provided for herein must be approved by the General Partner. The General Partner is the Tax Matters Partner (“TMP”).

Section 6.4 Notice of Tax Audit. Prompt notice shall be given to the Partners upon receipt of advice that the IRS or any other tax authority intends to examine Partnership income tax returns or books and records for any year.

ARTICLE VII

SALE, TRANSFER OR MORTGAGE

OF PARTNERSHIP INTERESTS

Section 7.1 Transfers by the Partners.

7.1.1 Required Consents. Except as expressly permitted herein, no Partner shall sell, assign, transfer, mortgage, charge or otherwise encumber, or suffer any third party to sell, assign, transfer, mortgage, charge or otherwise encumber, or contract to do or permit any of the foregoing, whether voluntarily or by operation of law, directly or indirectly (hereinafter sometimes referred to as a “Transfer” or “Assignment”), any part or all of its Partnership interest without the prior written consent of the other Partners and any attempt to do so shall be void; provided that (i) any Partner may sell, assign, transfer, mortgage, charge or otherwise encumber its Partnership interest to any person in connection with any Security Agreement and to any person acquiring such interest in connection with the enforcement of any remedy under any Security Agreement by any agent or lender thereunder or otherwise, (ii) such person shall automatically be substituted into and/or admitted to, as applicable, the Partnership (including as General Partner, if applicable) and (iii) no written consent from any other Partner shall be required with respect to any such assignment, sale, assignment, transfer, mortgage, charge or other encumbrance, as applicable. The giving of such consent in any one or more instance shall not limit or waive the need for such consent in any other or subsequent instances.

Section 7.2 Indirect Transfers. In order to effectuate the purpose of this Section 7.1, each Partner agrees that to the extent its interest in the Partnership is at any time held by any partnership, corporation, trust, or other entity, such Partner will seek to Transfer its interest in the Partnership only through a direct Transfer of such interest therein in the manner contemplated in this Article VII, and that no Transfer or other disposition of a controlling interest in any stock or partnership or other beneficial interest in any such entity which holds an interest in the Partnership will be effected, directly or indirectly, except with the prior written consent of the other Partners except as specifically provided below; provided that (i) any Partner may sell, assign, transfer, mortgage, charge or otherwise encumber its Partnership interest to any person in connection with any Security Agreement and to any person acquiring such interest in connection with the enforcement of any remedy under any Security Agreement by any agent or lender thereunder or otherwise, (ii) such person shall automatically be substituted into and/or admitted to, as applicable, the Partnership (including as General Partner, if applicable) and (iii) no written consent from any other Partner shall be required with respect to any such assignment, sale, assignment, transfer, mortgage, charge or other encumbrance, as applicable.

7.2.1 Securities Laws; Indemnification. Notwithstanding anything to the contrary contained herein, no Partner shall transfer to assign any Partnership interest if such Transfer or Assignment would result (directly or indirectly) in a violation of the Securities Act of 1933, as amended, or any rules or regulations thereunder, or any applicable state securities law or any rules or regulations thereunder (collectively, “Securities Laws”), and any such Transfer or Assignment shall be conditioned upon the Transferee providing, at the other Partners’ request and at the Transferee’s sole cost and expense, an opinion of counsel reasonably satisfactory to the other Partners that such Transfer or Assignment will not result in a violation of any Securities Laws.

Such transferring Partner shall indemnify, defend and hold harmless the Partnership, and the other Partners and their affiliates, from and against any and all claims, demands, losses, damages, liabilities, lawsuits and other proceedings, judgments and awards, and cost and expenses (including but not limited to attorneys’ fees and expenses) arising directly or indirectly, in whole or in part, out of any violation of Securities Laws resulting from any such Transfer or Assignment of a Partnership interest.

ARTICLE VIII

DEFAULT AND DISSOLUTION

Section 8.1 Dissolution. Subject to the terms of the Credit Agreement, the Partnership shall be dissolved and terminated upon the earliest to occur of the following:

(a) at the election of the General Partner, the occurrence of an Act of Insolvency of a General Partner or the breach by a General Partner of its covenant not to withdraw pursuant to Section 1.5;

(b) the General Partner elects in writing to terminate the Partnership;

(c) the expiration of the term of the Partnership;

(d) the sale or disposition or all the Property and all other Partnership Assets by the Partnership, or of substantially all of the Property and other Partnership Assets; or

(e) entry of a decree of judicial dissolution under the Act. Section 8.2 Events of Default.

8.2.1 Events of Default and Cure Periods. The occurrence of any of the following events shall constitute an event of default (“Event of Default”) hereunder on the part of a Partner if within thirty (30) days following notice of such default from the General Partner (twenty (20) days if the default is due solely to the nonpayment of monies); such Partner (i) fails to pay such monies, or, (ii) in the case of non-monetary defaults, fails to substantially cure such default or, if such default cannot reasonably be substantially cured within such thirty (30) day period, thereafter fails within a reasonable time to prosecute to completion with diligence and continuity the curing of such default, or (iii) in the case of a bread of a representation or warranty as to which the underlying factual circumstance making the representation or warranty not true when made can be corrected such that the representation or warranty would be true, fails to substantially correct such factual circumstance and to remedy any damage that may have resulted from such breach of such representation or warranty, or, if such breach cannot reasonably be substantially so cured within such thirty (30) day period, thereafter fails to prosecute to completion with diligence and continuity the correction of such factual circumstance and remedy any damage resulting from the bread of representation or warranty; provided, however, that the occurrence of any of the events described in subparagraphs (b)-(h);

(a) the failure of a Partner to make any additional capital contribution to the Partnership as and when required pursuant to Section 2.3;

(b) a general assignment by a Partner for the benefit of creditors; other than any sale, assignment, transfer, mortgage, charge or other encumbrance under the Security Agreement.

(c) the institution by a Partner of a case or other proceeding under any section or chapter of the federal or any state Bankruptcy act as now existing or hereafter amended or becoming effective, or under any other similar laws relating to the relief of debtors or the rights of creditors generally;

(d) the institution against a Partner of a case or other proceeding under any section or chapter of the federal or any state Bankruptcy Act as now existing or hereafter amended or becoming effective, or under any other similar laws relating or the relief of debtors or the rights of creditors generally, which proceeding is not dismissed, stayed or discharged within a period of sixty (60) days after the filing thereof or if stayed, which stay is thereafter lifted without a contemporaneous discharge or dismissal of such proceeding;

(e) a proposed plan of arrangement or other action taken by a Partner with its creditors;

(f) the appointment of a receiver, custodian, trustee or like officer, to take possession of the assets of a Partner if the pendency of said receivership would reasonably tend to have a materially adverse effect upon the performance by such Partner of its obligations under this Agreement, which receivership remains undischarged for a period of sixty (60) days from the date of its imposition;

(g) admission by a Partner in writing of its inability to pay its debts as they mature;

(h) attachment, execution or other judicial seizure of all or any substantial part of a Partner’s assets of its Partnership interest, or any part thereof, not dismissed or discharged for a period of thirty (30) days after the levy thereof, if the occurrence of such attachment, execution or other judicial seizure would reasonably tend to have a materially adverse effect upon the performance by such Partner or its obligations under this Agreement; provided, however, that said attachment, execution or seizure shall not constitute an Event of Default hereunder if such Partner posts a bond sufficient to fully satisfy the amount of such claim or judgment within thirty (30) days after the levy thereof and such Partner’s assets are thereby released from the lien of such attachment;

(i) material default in performance of or failure to comply with any other agreements, obligations or undertakings of such Partner contained herein;

(j) any other act, event or omission which, by the specific language of the remaining provisions of this Agreement, constitutes an Event of Default.

Upon the occurrence of an Event of Default of a Partner, the Non-Defaulting Partner may enforce the Defaulting Partner’s obligations hereunder with respect to the payment of money by charging the same against any distributions of other amounts which the Defaulting Partner would be entitled to receive hereunder. In addition, the Non-Defaulting Partner shall have all other remedies available at law or in equity under this Agreement, provided that the Non-Defaulting Partner shall not be entitled to recover any consequential or punitive damages alleged to have been incurred by the Non-Defaulting Partner, including but not limited to lost profits or lost opportunity.

8.2.2 Act of Insolvency. The occurrence of any events described in subparagraphs (b)-(h) of Section 8.2.1 shall also constitute an “Act of Insolvency,” as said term is used in this Agreement.

Section 8.3 Purchase of the Defaulting Partner’s Interest.

(a) Upon the occurrence of an Event of Default of any Partner (the “Defaulting Partner”), the Partners who are not then a Defaulting Partner (the “Non-Defaulting Partner”) shall have the right to acquire the Partnership interest of the Defaulting Partner for cash. The price (the “Default Purchase Price”) each Partner shall be entitled to receive pursuant to this Section 8.3 shall be based on the total amount the Partner would be entitled to receive upon dissolution of the Partnership pursuant to the liquidation formula set forth in Article IX if the Partnership had sold the Partnership assets for cash to a third party based on the net fair market value of the Partnership assets (as determined by an appraisal conducted pursuant to Article X), which total price shall then be divided among the Partners by an accountant taking into account disproportionate liabilities or obligations of each Partner in the manner provided in Section 7.3.2. Such price shall be subject to further adjustment as set forth in Section 7.4.2 and Section 8.3(b). In furtherance of such right, the Non-Defaulting Partners may notify the Defaulting Partner at any time following an Event of Default of their election to institute the appraisal procedure set forth in Article X. Within fifteen (15) days of receipt of notice of determination of the Default Purchase Price to be paid for the Defaulting Partner’s Partnership interest, the Non-Defaulting Partners may notify the Defaulting Partner of their election to purchase the interest of the Defaulting Partner.

(b) Closing of the purchase pursuant to this Section 8.3 shall take place as provided in Section 7.4; provided that upon the closing of such purchase a Non-Defaulting Partner may elect to offset against the Default Purchase Price the amount of any loss, damage or injury, caused to it or the Partnership by the default of the Defaulting Partner (excluding consequential or punitive damages claimed to have been suffered by the Non-Defaulting Partner). The Non-Defaulting Partner shall have the right to either (i) purchase the Defaulting Partner’s interest by payment of the entire Default Purchase Price at the Closing, or (ii) purchase the Defaulting Partner’s interest by payment of twenty percent (20%) of the Default Purchase Price at the Closing, the balance of the Default Purchase Price to be payable in equal monthly installments over a period of five (5) years, the unpaid balance to bear interest at a rate equal to the lesser of (a) the Prime Rate (as announced from time to time in the Wall Street Journal) plus two percent (2%) per annum, or (b) the maximum legal rate of interest then permitted, with the right of prepayment of any amount at any time without premium.

Section 8.4 Transmutation of Rights of Partner. Subject to the provisions of this Article IX, as of the date of an Event of Default with respect to a Partner (the “terminated Partner”), such terminated Partner shall have no voting rights, such terminated Partner shall have no further right to participate in the management or affairs of the Partnership or as General Partner (as applicable), and such Partner’s signature shall no longer be required in order to bind the Partnership under Article III or elsewhere, but shall nonetheless be bound by all decisions made by the other Partners and shall further continue to be bound by all of its obligations under this Agreement unless the other Partners elect upon written notice to the terminated Partner to have the interest of the terminated Partner transmuted to that of a limited partner. Such terminated

Partner hereby waives any claims it may have against the other Partners that may arise out of the management of the Partnership by the other Partners so long as such Partners act in good faith and are not grossly negligent.

Section 8.5 Procedure in Dissolution and Liquidation.

8.5.1 Winding Up. Subject to the restrictions set forth in the Credit Agreement, upon dissolution of the Partnership pursuant to Section [9.4] hereof, the Partnership shall immediately commence to wind up its affairs and the Partners shall proceed with reasonable promptness to liquidate the business of the Partnership.

8.5.2 Management Rights During Winding Up. Except as described in Section 8.4, during the period of the winding up of the affairs of the Partnership, the rights and obligations of the Partners set forth herein with respect to the management of the Partnership shall continue. For purposes of such winding up, the General Partner shall continue to act as such and shall make all decisions relating to the conduct of any business or operations during the winding up period and to the sale or other disposition of Partnership assets subject to the approval rights of the other Partners hereunder; provided that if the termination of the Partnership results from the removal of the General Partner and that General Partner is a Partner or Affiliate of a Partner, and the other Partners, or a receiver or trustee appointed by such Partners, shall conduct the winding up of the business of the Partnership and the General Partner shall have no further right to participate in the management or affairs of the Partnership but shall nonetheless be bound by all decisions made by such other Partners. The General Partner hereby waives any claims it may have against such other Partners that may arise out of the management of the Partnership by the other Partners during the period of winding up the Partnership, so long as such Partners act in good faith and are not grossly negligent.

8.5.3 Distributions in Liquidation. The assets of the Partnership shall be applied or distributed in liquidation in the following order of priority:

(a) In payment of debts and obligations of the Partnership owed to third parties, which shall include a Partner as the holder of any secured loan;

(b) In payment of debts and obligations of the Partnership to a Partner;

(c) To the Partners in accordance with Section [5.1.3]. As provided in Section [5.1.3], the timing of such distributions shall comply with Treasury Regulations Section 1.704-1(b) or any similar regulations promulgated in the future, or if no such regulations apply, as soon as possible.

No Partner shall be required to contribute any amounts to the Partnership by reason of a deficit balance in such Partner’s Capital Account at any time, including upon liquidation of such Partner’s interest in the Partnership.

8.5.4 Non-Cash Assets. Every reasonable effort shall be made to disclose of the assets of the Partnership so that the distribution may be made to the Partners in cash. If at the time of the termination of the Partnership, the Partnership owns any assets in the form of work in progress, notes, deeds of trust or other non-cash assets, such assets, if any, shall be distributed in kind to the Partners, in lieu of cash, proportionately to their right to receive the assets of the Partnership on an equitable basis reflecting the net fair market value of the assets so distributed, which net fair market value shall be determined by appraisal in accordance with Article X.

8.5.5 Termination. Upon the completion of the distribution of Partnership assets as provided in this Section 8.5, the Partner conducting the winding up of the business of the Partnership as provided in Section 8.5.2, shall take such other actions as may be necessary to terminate completely the Partnership.

Section 8.6 Disposition of Document and Records. All documents and records of the Partnership including, without limitation, all financial records, vouchers, cancelled checks and bank statements, shall be held by the General Partner upon termination of the Partnership. Unless otherwise approved by the Partners, the General Partner shall retain such documents and records for a period of not less than seven (7) years at the main offices of the General Partner in Los Angeles, California metropolitan area and shall make such documents and records available during normal business hours to the Partners for inspection and copying at such Partner’s cost and expense. In the event a Partner (“Withdrawing Partner”) for any reason ceases as provided herein to be a Partner at any time prior to termination of the Partnership, and the Partnership is continued without the Withdrawing Partner, the other Partners (collectively “Surviving Partner”) agree that said documents and records of the Partnership to the date of the termination of the Withdrawing Partner’s interest shall be maintained by the Surviving Partner, its Successors and assigns, for a period of not less than seven (7) years thereafter; provided, however that if there is an audit or threat of audit, such documents and records shall be retained until the audit is completed and any tax liability finally determined. Said documents and records shall be available for inspection, examination and copying by the Withdrawing Partner upon reasonable notice, in the same manner as provided in Section 4.2 during said seven (7) year period.

ARTICLE IX

APPRAISAL

Section 9.1 General. Whenever this Agreement provides for the valuation of the assets of the Partnership or an interest in the Partnership to be purchased or sold, including without limitation, pursuant to Section 8.3, the value of such interest in the Partnership shall be determined as follows. The General Partners shall first attempt to agree upon the “net fair market value” of the Partnership assets. The “net fair market value” of the Partnership assets shall mean the cash price which a sophisticated purchaser would pay on the effective date of the appraisal for all tangible assets owned by the partnership in excess of the financing then encumbering the Partnership assets, such valuation to be made on the assumption that such assets are subject to any agreements, including, without limitation, leases, management and service agreements then in effect, except this Agreement or any agreements between the Partnership and any Affiliates of the Partners that are terminable by any party upon the event causing the appraisal. A sophisticated purchaser shall be one who would take into account the nature, extent, maturity date and other terms of the liabilities of the Partnership, whether fixed or contingent, including the favorable or unfavorable nature of any financing then encumbering the Project or other Partnership assets, and the prospects that the income from the Partnership assets would be sufficient to satisfy such liabilities when due. The net fair market value shall be based on the assumption that the Project is the highest and best use of the Land and shall not include any value for any intangible assets of the Partnership, such as good will. Notwithstanding the foregoing, if the event causing the appraisal shall require the financing then encumbering the Property to be repaid, then such financing shall not be take into account in determining the net fair market value of the Partnership assets.

Section 9.2 Appraisal Procedure. In the event the General Partners are unable to mutually agree upon the net fair market value of the Partnership assets within ten (10) days of the date the appraisal procedure of this Article X is instituted as provided in this Agreement, they shall each select one appraiser to determine the net fair market value of the Partnership assets as of the date the appraisal procedure is instituted. Each appraiser so selected shall furnish the Partners and the certified public accountants for the Partnership or hired for purposes of the subject determination only with a written appraisal within thirty (30) days of his or her selection, setting forth his or her determination of the net fair market value. If only one appraisal is submitted within the requisite time period, the determination of the fair market value of the Partnership pursuant to such appraisal shall be final and binding on the Partners. If both appraisals are submitted within such time period, and of the two appraisals so submitted differ by less than five percent (5%) of the lower of the two, the average of the two shall be the determination of fair market value and shall be final and binding on the Partners. If the two appraisals differ by more than five percent (5%) of the lower of the two, then the two appraisers shall immediately select a third appraiser who shall within sixty (60) days after his or her selection make a determination of the fair market value of the Partnership assets and submit such determination to the Partners and such certified public accountants. The third appraisal will then be averaged with the closer of the two previous appraisals and the result shall be the determination of fair market value and shall be final and binding on the Partners, unless the first two appraisals differ from the third appraisal by the same amount, in which case the determination of the fair market value pursuant to the third appraisal shall be final and binding on the Partners. All appraisers appointed pursuant to this Article X shall be Partners of the American Institute of Real Estate Appraisers with not less than ten (10) years’ experience appraising projects similar to the Project. The cost of the appraisals shall be an expense of the Partnership, except that if the appraisal procedure is instituted pursuant to Section 8.3, the cost shall be an expense of the Defaulting Partner.

ARTICLE X

GENERAL PROVISIONS

Section 10.1 Complete Agreement; Amendment. This Agreement constitutes the entire agreement between the parties and supersedes all agreements, representations, warranties, statements, promises and understanding, whether oral or written, with respect to the subject matter hereof, and no party hereto shall be bound by nor charged with any oral or written agreements, representations, warranties, statements, promises or understandings not specifically set forth in this Agreement or the exhibits hereto. This Agreement may not be amended, altered or modified except by a writing signed by both General Partners.

Section 10.2 Notices. Any notice, consent, demand or other communication required or permitted to be given under this Agreement shall be in writing and shall be delivered by hand, sent by reputable air courier, or sent by facsimile (with a confirmation copy by mail), and shall be deemed to have been given upon the date of receipt. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt. Such notices, consents, demands or other communications shall be addressed as follows:

To the General Partner:	Mobile Storage Group, Inc. 7590 North Glenoaks Boulevard Burbank, California 91504-1052 Attention: Chief Executive Officer Facsimile No.: (818) 253-3154

To the Limited Partner:	MSG Investments, Inc. 7590 North Glenoaks Boulevard Burbank, California 91504-1052 Facsimile No.: (818) 253-3154

Notwithstanding the foregoing, the failure to provide copies of any such notices, consents, demands or other communications to any attorneys as provided above shall not render any such notice, consent, demand or other communication ineffective.

Section 10.3 Attorneys’ Fees. Should any litigation be commenced between the parties hereto or their representatives or should any party institute any proceeding in a bankruptcy or similar court which has jurisdiction over any other party hereto or any or all of such party’s or parties’ property or assets concerning any provision of this Agreement or the rights and duties of any person or entity in relation thereto, the party or parties prevailing in such litigation shall be entitled, in addition to such other relief as may be granted, to a reasonable sum as and for such party’s or parties’ attorneys’ fees and court costs in such litigation which shall be determined by the court in such litigation or in a separate action brought for that purpose. In addition, any ultimately prevailing party shall be entitled to recover costs of enforcing a judgment and costs of appeal, including attorneys’ fees.

Section 10.4 Survival of Rights. Except as provided herein to the contrary, this Agreement shall be binding upon and inure to the benefit of the parties signatory hereto, their respective heirs, executors, legal representatives and permitted successors and assigns.

Section 10.5 Governing Law. This Agreement has been entered into in the State of Texas and all questions with respect to this Agreement and the rights and liabilities of the parties hereto shall be governed by the laws of that state.

Section 10.6 Waiver. No consent or waiver, express or implied, by a Partner to or of any breach or default by any other Partner in the performance by such Partner of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such Partner of the same or any other obligations of such Partner hereunder. Failure on the part of a Partner to complain of any act or failure to act of any other Partner or to declare any other Partner in default, irrespective of how long such failure continues, shall not constitute a waiver by such Partner of such default or its rights hereunder. The giving of consent by a Partner in any one instance shall not limit or waive the necessity to obtain such Partner’s consent in any future instance.

Section 10.7 Remedies In Equity. The rights and remedies of the Partners hereunder shall not be mutually exclusive, except as specifically provided herein to the contrary, i.e., the exercise of one or more of the provisions hereof shall not preclude the exercise of any other provisions hereof. Each of the Partners confirms that damages at law will be an inadequate remedy for a breach or threatened breach of this Agreement and agree that, in the event of a breach or threatened breach of any provision hereof, the respective rights and obligations hereunder shall be enforceable by specific performance, injunction or other equitable remedy, but nothing herein contained is intended to, nor shall it, limit or affect any rights at law or by statute or otherwise of any party aggrieved as against the other for a breach or threatened breach of any provision hereof, it being the intention by this Section to make clear the agreement of the Partners that the respective rights and obligations of the Partners hereunder shall be enforceable in equity as well as at law or otherwise. Nothing herein contained shall have the effect, or be construed to have the effect, of giving to, or vesting in, any persons not a party to this Agreement any rights or remedies of any kind whatsoever for a breach or threatened breach of this Agreement.

Section 10.8 Terminology. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; and the singular shall include the plural and vice versa. Titles of Articles and Sections are for convenience only, and neither limit nor amplify the provisions of this Agreement itself. The use herein of the word “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as “without limitation,” or “but not limited to,” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter.

Section 10.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same agreement.

Section 10.10 Survival of Indemnity Obligations. Any and all indemnity obligations of any part hereto shall survive any termination of this Agreement or of the Partnership.

Section 10.11 Fees and Commissions. Each Partner hereby represents and warrants that as of the date of this Agreement there are no known claims for brokerage or other commissions or finder’s or other similar fees in connection with the transactions covered by this Agreement insofar as such claims shall be based on actions, arrangements or agreements taken or made by or on its behalf, and each Partner hereby agrees to indemnify and hold harmless the other Partner from and against any liabilities, costs, damages and expenses from any party making any such claims through such Partner.

Section 10.12 Time is of the Essence. Time is of the essence of this Agreement.

10.12.1 One Authorization, Execution. This Agreement and the other agreements or instruments to be delivered in connection herewith (collectively, “related documents”) by the General Partner and any of its Affiliates, as applicable, have been duly authorized and validly executed and constitute the binding obligations of and are enforceable against the General Partner and its Affiliates, as applicable, in accordance with their respective terms. The General Partner and its Affiliates, as applicable, have full power, authority and capacity to enter into this Agreement and the related documents, as applicable, and to carry out their respective obligations as described in this Agreement and the related documents, as applicable. No community property or other similar interest exists with respect to any Partnership asset on the part of any Person that is not a party to this Agreement. Each partnership or corporate Affiliate of the General Partner is duly formed, validly existing and in good standing in the State of its formation and qualified, as necessary, to carry on its business operations as they are currently or anticipated to be carried on in the State of Texas.

10.12.2 Non Foreign Person. The General Partner is not a “foreign person” within the meaning of the Foreign Investment in Real Property Tax Act of 1980, as amended (“FIRPTA”).

10.12.3 Survival. The representations and warranties in this Section 10.12 shall survive the formation and the termination of the Partnership, provided that these representations shall only continue longer than one year after the termination of the Partnership to the extent that a notice of breach thereof is given to the General Partner within such one year period.

10.12.4 Certain Prohibitions. No General Partner shall borrow or withdraw for its own account any amount from the Partnership, except as expressly provided in this Agreement.

ARTICLE XI

POWER OF ATTORNEY

Section 11.1 Grant of Power. By executing this Agreement, each Partner hereby grants the General Partner a special power of attorney irrevocably making, constituting and appointing the General Partner with unrestricted power of substitution and re-substitution as the attorney-in-fact for such Partner with power and authority to act in its name and on its behalf to execute, acknowledge, deliver, swear to, file and record at the appropriate public offices such ministerial documents and instruments as may be necessary or appropriate to carry out the provisions of this Agreement, including the following: (a) any certificates of limited partnership, as well as any amendments to such certificates which, under the laws of the State of Texas or the laws of any other state, are required to be filed, and which the General Partner deems to be desirable or appropriate to file in order to form the Partnership and to qualify and continue as a limited partnership and which are adopted in accordance with the provisions hereof; (b) any other instrument or document which may be required to be filed by the Partnership under the laws of any state or by any governmental agency, and which the General Partner deems desirable or appropriate to file; and (c) any instrument or document which may be necessary, desirable or appropriate to effect the continuation of the Partnership, the admission of a substituted Limited Partner or General Partner or the dissolution and termination of the Partnership, or to reflect any reductions in amount of capital contributions of Partners (provided such continuation, admission, dissolution, termination or reduction is in accordance with the terms of this Agreement).

Section 11.2 Duration or Power. The foregoing power of attorney granted by each Partner: (a) is a special power of attorney coupled with an interest and is irrevocable; (b) may be exercised by the empowers person or entity acting alone for such Partner by a signature of such person or entity or by one of its partners on its behalf; and (c) shall survive a Transfer by such Partner of all or any portion of their respective interest in the Partnership. Each Partner hereby agrees to execute at any time in the future such additional documents or certificates as is deemed necessary or required by the General Partners in order to carry out and effectuate the intention of this Article 11.

(Signature page follows)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above set forth.

General Partner:	Mobile Storage Group, Inc.,
a California corporation

	By:	/s/ Christopher A. Wilson
Christopher A. Wilson
General Counsel

MSG Investments, Inc., a California corporation

	By:	/s/ Authorized Signatory
	Name:	Authorized Signatory
	Title:	Chief Financial Officer

EXHIBIT A

INDEX OF DEFINED TERMS

Term	Page	Section
Act	2	1.1.1
Act of Insolvency	23	9.2.2
Adjusted Balance	18	5.4
Agreement	1	—
Assignment	20	7.1.1
Book Value	18	5.3
Capital Account	4	2.1.3
Cash Flow	13	5.1.1
Certificate	2	1.1.3
Code	7	2.4.1(a)
Contributing Partner	5	2.3.3(a)
Contribution Loan	5	2.3.3(a)
Default Purchase Price	23	8.3(a)
Defaulting Partner	23	8.3.1
Defaulting Partner’s	58	7.3.5
Effective Date	1	—
Event of Default	21	8.2.1
Excess Additional Capital Contribution Requirements	4	2.3.1
FIRPTA	30	10.12.2
General Partner	1	—
IRS	15	5.1.4
Laws	10	3.2.4(j)
Limited Partner	1	—
Loss	17	5.3
Minimum gain attributed to partner nonrecourse debt	17	5.2.3
Minimum Gain Chargeback	16	5.2.3
MSGI		—
MGS Investments		—
Net fair market value	26	9.1
Non-Contributing Partner	5	2.3.3
Non-Defaulting Partner	23	8.3.1 & 9.3(a)
Partner(s)	1 & 63	Recitals A
Partner Nonrecourse Debt	17	5.2.3
Partnership	1	1.1.1
Percentage Interest(s)	3	2.1.1
Profit	17	5.3
Related documents	30	10.12.1
Securities Laws	20	7.1.3
Shortfall	4	2.3.1
Surviving Partner	26	8.6
Terminated Partner	24	8.4
Texas Assets		Recitals A
TMP	19	6.3

Transfer	20	7.1.1
Unreturned Initial Capital	14	5.1.2
Unreturned Additional Capital	14	5.1.2
Withdrawing Partner	26	8.6

Definitions

“Credit Agreement” shall mean (a) that certain Credit Agreement, dated as of December     , 2003 (including all annexes, exhibits and schedules thereto, as from time to time amended, restated, supplemented or otherwise modified, the “US Credit Agreement”) among Mobile Storage Group, Inc. (“US Borrower”), certain financial institutions and Bank of America, N.A., as administrative agent and US agent (in such capacity the “Administrate Agent”) and (b) that certain Multicurrency Credit Agreement, dated as of December     , 2003 (including all annexes, exhibits and schedules thereto, as from time to time amended, restated, supplemented or otherwise modified, the “UK Credit Agreement”, and together with the US Credit Agreement, the “Credit Agreements”) among Ravenstock MSG Limited (“UK Borrower”, and together with US Borrower and each other borrower under the Credit Agreements, the “Borrowers”) and Bank of America, N.A., as UK agent (in such capacity the “UK Agent”) and UK security trustee (in such capacity, the “UK Security Trustee”).

“Security Agreement” shall mean that certain Security Agreement, dated as of December     , 2003, by and among each of the Grantors party thereto and Bank of America, N.A., in it capacity as administrative agent and security agent for and on behalf of the Lenders party to the Credit Agreement.

EXHIBIT B

PARTNER CAPITAL AMOUNTS

$
$
$